Exhibit 99.1

Boise Inc.

Investor Relations

1111 West Jefferson PO Box 990050 Boise, ID 83799-0050
T 208 384 7456 F 208 395 7400

News Release	For Immediate Release: February 24, 2009

Media Contact	Investor Relations Contact
Virginia Aulin — 208 384 7837	Jason Bowman — 208 384 7456

Boise Inc. Announces Financial Results for Fourth Quarter and Year-End 2008

•                  Fourth quarter 2008 net loss of $15.5 million or ($0.20) per diluted share, including $34.7 million in pre-tax charges for special items.  Full year net loss of $45.5 million or ($0.62) per diluted share, including $77.6 million in pre-tax charges for special items

•                  Fourth quarter 2008 EBITDA, excluding special items, of $76.0 million compared to $77.9 million in third quarter 2008 and $70.6 million in fourth quarter 2007

•                  2008 full year combined EBITDA, excluding special items, of $247.1 million, compared to $254.7 million in 2007

BOISE, Idaho — Boise Inc. (NYSE: BZ) today reported a net loss of $15.5 million or ($0.20) per diluted share for fourth quarter 2008, compared to third quarter net income of $4.4 million or $0.06 per diluted share.  Full year 2008 net loss was $45.5 million.  Special items in fourth quarter 2008 include $37.6 million in pre-tax charges associated with the St. Helens, Oregon, mill restructuring, $28.8 million of which is related to non-cash expenses, and a $2.9 million gain associated with the freeze of our salaried pension plan.

EBITDA, excluding special items, was $76.0 million for fourth quarter 2008, compared to $77.9 million for third quarter 2008 and was $247.1 million for full year 2008.

FINANCIAL HIGHLIGHTS

	Boise Inc.	Predec.	Boise Inc.	Boise Inc.	Predec.	Combined	Predec.
($ in millions)	4Q 2008	4Q 2007	3Q 2008	2008	2008	2008	2007
Sales	$591.1	$587.6	$633.1	$2,070.6	$359.9	$2,430.6	$2,332.6
Income from operations	$11.4	$70.4	$30.1	$39.9	$23.1		$160.5
Net income (loss)	$(15.5)	$70.8	$4.4	$(45.5)	$22.8		$159.6
Net income (loss) per share basic and diluted	$(0.20)	N/A	$0.06	$(0.62)	N/A	N/A	$—
EBITDA (a)	$41.4	$70.5	$61.1	$145.1	$23.7	$168.8	$246.3
EBITDA excluding special items (a)	$76.0	$70.6	$77.9	$222.8	$24.4	$247.1	$254.7

Interest expense	$26.2	$—	$27.5	$91.2	$—		$—
Depreciation and amortization (b)	$33.1	$0.1	$31.4	$110.0	$0.5		$84.6
Net covenant debt (c)	$1,014.9	N/A	$1,018.1	$1,014.9	N/A	N/A	N/A

(a)         For reconciliation of net income (loss) to EBITDA and EBITDA to EBITDA excluding special items, see “Summary Notes to              Consolidated Financial Statements and Segment Information.”

(b)         Predecessor periods exclude $31.6 million and $41.8 million of depreciation due to classification of property as assets held              for sale in fourth quarter 2007 and full year 2007, respectively.

(c)         Net covenant debt is calculated in accordance with credit agreements. For reconciliation of total debt to net covenant debt, see              “Summary Notes to Consolidated Financial Statements and Segment Information.”

“Last year brought unprecedented challenges with significant cost inflation, credit market contraction, and slowing markets,” said Alexander Toeldte, President and Chief Executive Officer of Boise Inc.  “Despite this environment, we continued to improve operating performance.  During the first quarter 2008, we upgraded our big linerboard machine at our DeRidder mill, lowered our fossil fuel consumption, and extended our linerboard production capability.  In the fourth quarter, we responded to slowing markets by taking 39,000 tons of market downtime and restructuring our St. Helens mill, which reduced our uncoated freesheet production capacity by approximately 200,000 tons annually.  This restructuring shifts our production away from declining printing and converting paper grades to better focus on packaging-driven and office paper grades.  It also lowers our cost structure, enhances cash flow, and improves EBITDA margins.  These structural changes, along with progress in improving operational performance, put us in a better position to be successful in 2009.”

Sales

Company sales for fourth quarter 2008 were $591.1 million, an increase of $3.5 million, or 1% compared to Predecessor sales of $587.6 million for fourth quarter 2007, and down 7% from third quarter 2008 sales of $633.1 million.  Paper segment sales decreased 2% during fourth quarter 2008 compared to fourth quarter 2007, with lower sales volumes partially offset by higher sales prices.  Packaging segment sales increased 5% during fourth quarter 2008 compared to fourth quarter 2007, with higher sales prices partially offset by lower sales volumes.

Full year 2008 combined sales were $2.4 billion, a 4% increase over 2007 Predecessor sales of $2.3 billion.  In both Packaging and Paper, segment sales increased by 4% driven by increased sales prices, partially offset by lower sales volumes.

Prices and Volumes

Average net selling prices of uncoated freesheet papers improved $89 per ton, or 10% to $969 per ton during fourth quarter 2008 compared to fourth quarter 2007 and improved 1% over third quarter 2008.   Overall, uncoated freesheet sales volumes were 332,000 tons during fourth quarter, a decline of 7% versus the prior year period, and down 9% from third quarter 2008 due to lower demand.  Full year combined net selling prices for uncoated freesheet improved $66 per ton, or 8% to $930 per ton in 2008 compared to 2007.  Full year sales volumes of uncoated freesheet papers were 1.4 million tons in 2008, down 3% compared to the same period in 2007.  Combined sales volumes of premium office, label and release, and flexible packaging papers, which represented 23% of our total 2008 uncoated freesheet sales volumes, increased by 14% from the prior year.

Linerboard net selling prices to third parties declined slightly to $406 per ton in fourth quarter 2008 from $407 per ton in fourth quarter 2007, and improved 4% from third quarter 2008, due to increased market prices.  Full year net selling prices for linerboard sales to third parties improved $8 per ton, or 2% to $397 per ton in 2008 compared to 2007.  Linerboard sales volumes to third parties decreased 4% compared to fourth quarter 2007 and were down 12% from third quarter 2008 due to soft market conditions.  Downtime was taken late in the fourth quarter 2008 to match supply to demand.  Full year linerboard sales volumes to third parties were 230,000 tons in 2008, down 4% compared to 2007.

Corrugated container and sheet prices improved 11% in fourth quarter 2008 over prices for these products during fourth quarter 2007 and increased 5% over third quarter 2008 prices.  Full year corrugated container and sheet prices improved 8% in 2008 compared to 2007.  Sales volumes for corrugated containers and sheets in fourth quarter 2008 declined 7% versus fourth quarter 2007 and declined 6% from third quarter 2008.  Full year corrugated container and sheet volumes decreased 5% to 6.3 billion square feet in 2008 compared to 2007, driven mainly by lower volumes from our sheet feeder plant in Texas as a result of slowing industrial markets and market disruptions caused by Hurricane Ike.

Newsprint pricing continued to improve in fourth quarter 2008 as net selling prices increased by $175 per ton, or 37% to $643 per ton over fourth quarter 2007 and 8% over third quarter 2008.  Full year net selling prices for newsprint sales improved $82 per ton, or 17% to $571 per ton in 2008 compared to 2007.  Newsprint volumes declined 13% compared to fourth quarter 2007 and were down 3% from third quarter 2008 due to production of lower basis weights and lower demand.  Full year newsprint sales volumes were 382,000 tons in 2008, down 8% compared to 2007.

All of the company’s newsprint production was sold to and marketed by AbitibiBowater until late February 2009, when we terminated the arrangement.  Going forward, we will market newsprint through our own sales personnel primarily to newspaper publishers located in regional markets near our DeRidder, Louisiana, manufacturing facility.  We expect our customer base to grow as we further establish our presence in these markets.

Input Costs

Total fiber, energy, and chemical costs for fourth quarter 2008 were $267.0 million, an increase of $4.5 million, or 2% over costs of $262.5 million for fourth quarter 2007, and a decrease of $36.7 million, or 12% from costs of $303.7 million for third quarter 2008.  Full year 2008 combined fiber, energy, and chemical costs were $1,132.8 million, an increase of $104.9 million, or 10% over costs of $1,027.9 million for 2007.

INPUT COST SUMMARY

	Boise Inc.	Predec.	Boise Inc.	Boise Inc.	Predec.	Combined	Predec.
($ in millions)	4Q 2008	4Q 2007	3Q 2008	2008	2008	2008	2007
Fiber	$124.0	$131.5	$136.4	$454.0	$76.0	$530.0	$505.3
Energy (a)	$77.5	$71.3	$95.6	$292.1	$48.1	$340.2	$294.5
Chemicals	$65.5	$59.7	$71.7	$226.1	$36.5	$262.6	$228.1

Total	$267.0	$262.5	$303.7	$972.2	$160.7	$1,132.8	$1,027.9
Energy excluding mark-to-market expenses	$77.5	$71.3	$84.3	$284.7	$48.1	$332.8	$285.8
Total excluding mark-to-market expenses	$267.0	$262.5	$292.4	$964.8	$160.7	$1,125.4	$1,019.2

(a)  Includes $11.3 million expenses for non-cash mark-to-market expenses in third quarter 2008, $7.4 million for full year 2008,      and $8.7 million for the full year 2007 of the Predecessor.

Total fiber costs during fourth quarter 2008 were $124.0 million, a decrease of $7.5 million, or 6% over the $131.5 million incurred for fiber in fourth quarter 2007.  This was driven primarily by reduced consumption due to market downtime and the Jackson, Alabama, annual maintenance outage, partially offset by higher prices.  Fiber costs in fourth quarter 2008 declined $12.4 million, or 9% from $136.4 million for third quarter 2008.  Full year 2008 combined fiber costs were $530.0 million, an increase of $24.7 million, or 5% over costs of $505.3 million for 2007, due primarily to higher prices for wood, purchased pulp, and secondary fiber partially offset by reduced consumption during the DeRidder outage in the first quarter 2008 and lower production volumes in the fourth quarter due to slowed production and market downtime.

Energy costs in fourth quarter 2008 increased $6.2 million, or 9% to $77.5 million compared to $71.3 million in the same quarter a year ago.  Higher electricity and natural gas prices were the primary drivers.  Reduced consumption due to lower production volumes provided a partial offset.  Energy costs in fourth quarter 2008 decreased $18.1 million, or 19% from $95.6 million in third quarter 2008, due to lower prices for natural gas and fuel and non-cash expenses associated with natural gas hedging incurred in third quarter 2008.  Full year 2008 combined energy costs increased by $45.7 million to $340.2 million, 16% over costs of $294.5 million for 2007.

Chemical costs in fourth quarter 2008 were $65.5 million, an increase of $5.8 million, or 10% compared to $59.7 million in the prior year’s fourth quarter, and down $6.2 million, or 9% compared to $71.7 million in third quarter 2008.  The key drivers were reduced consumption due to the Jackson annual maintenance outage and market downtime taken in fourth quarter 2008.  Full year 2008 combined chemical costs were $262.6 million, an increase of $34.5 million over $228.1 million for 2007, due to higher prices for commodity chemicals.

Webcast and Conference Call

Boise Inc. will host a webcast and conference call on Tuesday, February 24, 2009, at 11:00 a.m. Eastern, at which time we will review the company’s recent performance.  To participate in the conference call, dial 866-841-1001 (international callers should dial 832-445-1689).  The webcast may be accessed through Boise’s Internet site and will be archived for one year following the call.  Go to www.BoiseInc.com and click on the link to the webcast under Webcasts & Presentations on the Investors drop-down menu.

A replay of the conference call will be available in Webcasts & Presentations from February 24 at 12:00 p.m. Eastern through March 24 at 11:59 p.m. Eastern.  Playback numbers are 800-642-1687 for U.S. callers and 706-645-9291 for international callers.  The passcode is 83411886.

Annual Meeting Date

Boise Inc. intends to hold its annual meeting of shareholders at 10:00 a.m. Mountain Daylight Time on Thursday, April 23, 2009 in Boise, Idaho. The record date to determine shareholders eligible to vote at the meeting is March 13, 2009.

About Boise Inc.

Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures packaging products and papers including corrugated containers, containerboard, label and release and flexible packaging papers, imaging papers for the office and home, printing and converting papers, newsprint, and market pulp.  Our entire team of approximately 4,350 employees is committed to delivering excellent value while managing our businesses to sustain environmental resources for future generations.  Visit our website at www.BoiseInc.com.

Basis of Presentation

On February 22, 2008, we completed the acquisition of Boise Cascade, L.L.C.’s packaging and paper manufacturing businesses (the Acquisition).  The Acquisition was accounted for in accordance with SFAS No. 141, Business Combinations, resulting in a new basis of accounting from that previously reported by the Predecessor.  However, sales and most operating cost items are substantially consistent with those reported by the Predecessor.  Finished goods inventory was revalued to estimated selling prices less costs of disposal and a reasonable profit on the disposal.  Depreciation changed as a result of adjustments to the fair values of property and equipment due to our purchase price allocation.

We present our consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP).  Our earnings release also supplements the GAAP presentations by reflecting EBITDA.  EBITDA represents income (loss) before interest (change in fair value of interest rate derivatives, interest expense, and interest income), income taxes, and depreciation, amortization, and depletion.  EBITDA is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments.  We believe EBITDA is useful to investors because it provides a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers and because it is frequently used by investors and other interested parties in the evaluation of companies with substantial financial leverage.  We believe EBITDA is a meaningful measure because it presents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance.  For example, we believe that the inclusion of items such as taxes, interest expense, and interest income distorts management’s ability to assess and view the core operating trends in our segments.  EBITDA, however, is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity.  The use of EBITDA instead of net income (loss) or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest and associated significant cash requirements; and the exclusion of depreciation, amortization, and depletion, which represent significant and unavoidable operating costs, given the level of our indebtedness and the capital expenditures needed to maintain our businesses.  Management compensates for these limitations by relying on our GAAP results.  Our measures of EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This news release may contain statements that are “forward looking” as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements.  Forward-looking statements involve risks and uncertainties, including but not limited to economic, competitive, and technological factors outside our control that may cause our business, strategy, or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, among others, our ability to realize the expected benefits from the St. Helens mill restructure; our substantial level of indebtedness; our continued ability to comply with our financial covenants and debt service obligations; our ability to comply with the continued listing requirements of the NYSE; changes in the supply of, demand for, or prices of our products; the activities of competitors; changes in significant operating expenses, including raw material and energy costs; changes in the availability of capital; our ability to weather the current economic downturn in the United States and elsewhere; changes in the regulatory environment, including requirements for enhanced environmental compliance; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission.  The Company does not intend, and undertakes no obligation, to update any forward-looking statements.

Boise Inc.

(Formerly Aldabra 2 Acquisition Corp., a Corporation in the Development Stage)

Consolidated Statements of Income (Loss)

(unaudited, in thousands, except share and per-share data)

	Boise Inc.			Predecessor
	Three	Three	Three	Three
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	September 30,	December 31,
	2008	2007	2008	2007
Sales
Trade	$566,671	$—	$610,909	$420,828
Related parties	24,448	—	22,209	166,722
	591,119	—	633,118	587,550
Costs and expenses
Materials, labor, and other operating expenses	490,576	—	526,731	483,946
Fiber costs from related parties	7,771	—	21,213	8,518
Depreciation, amortization, and depletion	33,126	—	31,426	113
Selling and distribution expenses	13,715	—	13,803	15,901
General and administrative expenses	7,556	181	9,891	12,214
St. Helens mill restructuring	29,780	—	—	—
Other (income) expense, net	(2,820)	—	(36)	(3,575)
	579,704	181	603,028	517,117

Income (loss) from operations	11,415	(181)	30,090	70,433

Foreign exchange loss	(3,185)	—	(449)	(23)
Change in fair value of interest rate derivatives	(683)	—	(306)	—
Interest expense	(26,156)	(3)	(27,484)	—
Interest income	94	4,652	153	221
	(29,930)	4,649	(28,086)	198

Income (loss) before income taxes	(18,515)	4,468	2,004	70,631
Income tax (provision) benefit	3,030	(2,035)	2,379	216
Net income (loss)	$(15,485)	$2,433	$4,383	$70,847

Weighted average common shares outstanding:
Basic	77,260,274	51,750,000	77,259,947	—
Diluted	77,260,274	51,750,000	78,438,847	—

Net income (loss) per common share:
Basic and diluted	$(0.20)	$0.05	$0.06	$—

Segment Information

(unaudited, in thousands)

	Boise Inc.			Predecessor
	Three	Three	Three	Three
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	September 30,	December 31,
	2008	2007	2008	2007
Segment sales
Paper	$389,644	$—	$430,973	$397,949
Packaging	213,788	—	212,886	203,178
Intersegment eliminations and other	(12,313)	—	(10,741)	(13,577)
	$591,119	$—	$633,118	$587,550

Segment income (loss)
Paper	$(12,303)	$—	$25,304	$51,585
Packaging	26,075	—	10,148	25,471
Corporate and Other	(5,542)	(181)	(5,811)	(6,646)
	8,230	(181)	29,641	70,410

Change in fair value of interest rate derivatives	(683)	—	(306)	—
Interest expense	(26,156)	(3)	(27,484)	—
Interest income	94	4,652	153	221
Income (loss) before income taxes	$(18,515)	$4,468	$2,004	$70,631

EBITDA (a)
Paper	$9,222	$—	$49,378	$51,834
Packaging	36,660	—	16,422	25,556
Corporate and Other	(4,526)	(181)	(4,733)	(6,867)
	$41,356	$(181)	$61,067	$70,523

Boise Inc.

(Formerly Aldabra 2 Acquisition Corp., a Corporation in the Development Stage)

Consolidated Statements of Income (Loss)

(in thousands, except share and per-share data)

	Boise Inc.		Predecessor
		February 1
	Year	(Inception)	January 1	Year
	Ended	through	through	Ended
	December 31,	December 31,	February 21,	December 31,
	2008	2007	2008	2007
Sales
Trade	$1,990,207	$—	$258,430	$1,636,605
Related parties	80,425	—	101,490	695,998
	2,070,632	—	359,920	2,332,603
Costs and expenses
Materials, labor, and other operating expenses	1,756,826	—	313,931	1,948,230
Fiber costs from related parties	54,628	—	7,662	39,352
Depreciation, amortization, and depletion	109,988	—	477	84,649
Selling and distribution expenses	48,278	—	9,097	59,488
General and administrative expenses	34,258	334	6,606	44,549
St. Helens mill restructuring	29,780	—	—	—
Other (income) expense, net	(2,980)	—	(989)	(4,142)
	2,030,778	334	336,784	2,172,126

Income (loss) from operations	39,854	(334)	23,136	160,477

Foreign exchange gain (loss)	(4,696)	—	54	1,184
Change in fair value of interest rate derivatives	(479)	—	—	—
Interest expense	(91,220)	(6)	(2)	—
Interest income	2,246	10,422	161	697
	(94,149)	10,416	213	1,881

Income (loss) before income taxes	(54,295)	10,082	23,349	162,358
Income tax (provision) benefit	8,772	(4,590)	(563)	(2,767)
Net income (loss)	$(45,523)	$5,492	$22,786	$159,591

Weighted average common shares outstanding:
Basic and diluted	73,635,665	34,272,754	—	—

Net income (loss) per common share:
Basic and diluted	$(0.62)	$0.16	$—	$—

Segment Information

(in thousands)

	Boise Inc.		Predecessor
		February 1
	Year	(Inception)	January 1	Year
	Ended	through	through	Ended
	December 31,	December 31,	February 21,	December 31,
	2008	2007	2008	2007
Segment sales
Paper	$1,403,698	$—	$253,508	$1,596,224
Packaging	703,705	—	113,485	783,100
Intersegment eliminations and other	(36,771)	—	(7,073)	(46,721)
	$2,070,632	$—	$359,920	$2,332,603

Segment income (loss)
Paper	$32,685	$—	$20,718	$133,505
Packaging	21,104	—	5,685	40,115
Corporate and Other	(18,631)	(334)	(3,213)	(11,959)
	35,158	(334)	23,190	161,661

Change in fair value of interest rate derivatives	(479)	—	—	—
Interest expense	(91,220)	(6)	(2)	—
Interest income	2,246	10,422	161	697
Income (loss) before income taxes	$(54,295)	$10,082	$23,349	$162,358

EBITDA (a)
Paper	$104,346	$—	$21,066	$178,467
Packaging	56,171	—	5,738	77,798
Corporate and Other	(15,371)	(334)	(3,137)	(9,955)
	$145,146	$(334)	$23,667	$246,310

Boise Inc.

(Formerly Aldabra 2 Acquisition Corp., a Corporation in the Development Stage)

Consolidated Balance Sheets

(in thousands)

	Boise Inc.		Predecessor
	December 31, 2008	December 31, 2007	December 31, 2007
ASSETS

Current
Cash and cash equivalents	$22,518	$186	$8
Cash held in trust	—	403,989	—
Receivables
Trade, less allowances of $961, $0, and $1,063	220,204	—	181,799
Related parties	1,796	—	36,452
Other	4,937	—	10,224
Inventories	335,004	—	324,679
Deferred income taxes	5,318	85	—
Prepaid and other	6,289	59	6,936
	596,066	404,319	560,098
Property
Property and equipment, net	1,262,810	—	1,192,344
Fiber farms and deposits	14,651	—	17,843
	1,277,461	—	1,210,187

Deferred financing costs	72,570	—	—
Goodwill	—	—	42,218
Intangible assets, net	35,075	—	23,967
Other assets	7,114	3,293	9,242
Total assets	$1,988,286	$407,612	$1,845,712

Boise Inc.

(Formerly Aldabra 2 Acquisition Corp., a Corporation in the Development Stage)

Consolidated Balance Sheets (continued)

(in thousands, except share data)

	Boise Inc.		Predecessor
	December 31, 2008	December 31, 2007	December 31, 2007
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Current portion of long-term debt	$25,822	$—	$—
Income taxes payable	841	1,280	306
Accounts payable
Trade	177,157	—	178,686
Related parties	3,107	—	299
Accrued liabilities
Compensation and benefits	44,488	—	53,573
Interest payable	184	—	—
Deferred underwriting fee	—	12,420	—
Other	17,402	1,015	16,716
	269,001	14,715	249,580
Debt
Long-term debt, less current portion	1,011,628	—	—
Notes payable	66,606	—	—
	1,078,234	—	—
Other
Deferred income taxes	8,907	—	896
Compensation and benefits	149,691	—	6,030
Other long-term liabilities	33,007	—	29,427
	191,605	—	36,353
Common stock subject to possible conversion
(16,555,860 shares at conversion value at December 31, 2007)	—	159,760	—

Commitments and contingent liabilities

Stockholders’ Equity
Business unit equity	—	—	1,559,779
Preferred stock, $.0001 par value per share:	—	—	—
1,000,000 shares authorized; none issued
Common stock, $.0001 par value per share:	8	5	—
250,000,000 shares authorized;
79,716,130 shares and 51,750,000 shares issued and outstanding (which included 16,555,860 shares subject to possible conversion at December 31, 2007)
Additional paid-in capital	575,151	227,640	—
Accumulated other comprehensive loss	(85,682)	—	—
Income accumulated during development stage	—	5,492	—
Accumulated deficit	(40,031)	—	—
Total stockholders’ equity	449,446	233,137	1,559,779
Total liabilities and stockholders’ equity	$1,988,286	$407,612	$1,845,712

Boise Inc.

(Formerly Aldabra 2 Acquisition Corp. a Corporation in the Development Stage)

Consolidated Statements of Cash Flows

(in thousands)

	Boise Inc.		Predecessor
		February 1
	Year	(Inception)	January 1	Year
	Ended	through	through	Ended
	December 31,	December 31,	February 21,	December 31,
	2008	2007	2008	2007
Cash provided by (used for) operations
Net income (loss)	$(45,523)	$5,492	$22,786	$159,591
Items in net income (loss) not using (providing) cash
Depreciation, amortization, and depletion of deferred financing costs and other	119,933	—	477	84,649
Share-based compensation expense	3,096	—	—	—
Related-party interest expense	2,760	—	—	—
Notes payable interest expense	5,512	—	—	—
Interest income on cash held in trust	—	(10,414)	—	—
Pension and other postretirement benefit expense	8,388	—	1,826	13,334
Deferred income taxes	(9,363)	—	11	253
Change in fair value of energy derivaties	7,445	—	(37)	432
Change in fair value of interest rate derivatives	479	—	—	—
St. Helens mill restructuring	35,998	—	—	—
Gain on changes in retiree healthcare programs	—	—	—	(4,367)
(Gain) loss on sales of assets, net	—	—	(943)	(112)
Other	4,696	—	(54)	(1,184)
Decrease (increase) in working capital, net of acquisitions
Receivables	25,296	—	(23,522)	(4,357)
Inventories	(28,950)	—	5,343	(4,402)
Prepaid expenses	(1,044)	(59)	875	(833)
Accounts payable and accrued liabilities	(17,801)	257	(10,718)	18,414
Current and deferred income taxes	(1,057)	1,284	335	509
Pension and other postretirement benefit payments	(636)	—	(1,826)	(13,334)
Other	(1,483)	—	2,326	178
Cash provided by (used for) operations	107,746	(3,440)	(3,121)	248,771
Cash provided by (used for) investment
Acquisitions of businesses and facilities	(1,216,459)	(2,624)	—	—
Cash released from (held in) trust, net	403,989	(393,575)	—	—
Expenditures for property and equipment	(90,597)	—	(10,168)	(141,801)
Sales of assets	394	—	17,662	14,224
Additional Consideration Agreement payment	—	—	—	(32,542)
Other	(5,703)	—	863	1,769
Cash provided by (used for) investment	(908,376)	(396,199)	8,357	(158,350)
Cash provided by (used for) financing
Issuances of long-term debt	1,125,700	—	—	—
Payments of long-term debt	(88,250)	—	—	—
Issuances of short-term debt	—	137	—	—
Payments of short-term debt	—	(137)	—	—
Payments to stockholders for exercise of conversion rights	(120,170)	—	—	—
Payments of deferred financing fees	(81,898)	—	—	—
Payments of deferred underwriters fees	(12,420)	(16,560)	—	—
Proceeds from sale of shares of common stock to initial stockholders	—	25	—	—
Proceeds from public offering	—	414,000	—	—
Proceeds from issuance of insider warrants	—	3,000	—	—
Net equity transactions with related parties	—	—	(5,237)	(90,420)
Other	—	(640)	—	—
Cash provided by (used for) financing	822,962	399,825	(5,237)	(90,420)
Increase (decrease) in cash and cash equivalents	22,332	186	(1)	1
Balance at beginning of the period	186	—	8	7
Balance at end of the period	$22,518	$186	$7	$8

Summary Notes to Consolidated Financial Statements and Segment Information

The Consolidated Statements of Income (Loss), Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the Company’s 2008 Annual Report on Form 10-K, Current Report on Form 8-K filed with the Securities and Exchange Commission (SEC) on February 28, 2008, as well as the other reports the Company files with the SEC. Net income (loss) for all periods presented involved estimates and accruals.

Boise Inc. (formerly Aldabra 2 Acquisition Corp.) or “the Company,” “we,” “us,” or “our” was a blank check company, created on February 1, 2007 (inception) and organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, or other similar business combination with an operating business. On February 22, 2008, Boise Inc. completed the Acquisition of Boise White Paper, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise Cascade Transportation Holdings Corp. (collectively, the Paper Group), and other assets and liabilities related to the operation of the paper, packaging and newsprint, and transportation businesses of the Paper Group and part of the headquarters operations of Boise Cascade, L.L.C. (Boise Cascade). The business we acquired is referred to as the “Predecessor.”

The accompanying consolidated statements of income (loss) and cash flows for the year ended December 31, 2008, include the activities of Aldabra 2 Acquisition Corp. prior to the Acquisition and the operations of the acquired businesses from February 22, 2008, through December 31, 2008. The consolidated statements of income (loss) and cash flows for the period of January 1 through February 21, 2008, and for the year ended December 31, 2007, of the Predecessor are presented for comparative purposes. The three months ended December 31, 2007, and the period February 1 (inception) through December 31, 2007, represent the activities of Aldabra 2 Acquisition Corp.

Boise Inc. operates its business in three reportable segments: Paper, Packaging, and Corporate and Other (support services) and is headquartered in Boise, Idaho. Boise Inc. manufactures commodity and premium office papers, a range of packaging papers, including label and release papers, flexible packaging papers, and printing and converting papers. Boise Inc. also manufactures corrugated containers, containerboard, newsprint, and market pulp.

(a)          EBITDA represents income (loss) before interest (change in fair value of interest rate derivatives, interest expense, and interest income), income taxes, and depreciation, amortization, and depletion. The following table reconciles net income (loss) to EBITDA for Boise Inc. for the three months ended December 31, 2008 and 2007, the three months ended September 30, 2008, and the Predecessor three months ended December 31, 2007 (unaudited, in thousands):

	Boise Inc.			Predecessor
	Three	Three	Three	Three
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	September 30,	December 31,
	2008	2007	2008	2007

Net income (loss)	$(15,485)	$2,433	$4,383	$70,847
Change in fair value of interest rate derivatives	683	—	306	—
Interest expense	26,156	3	27,484	—
Interest income	(94)	(4,652)	(153)	(221)
Income tax provision (benefit)	(3,030)	2,035	(2,379)	(216)
Depreciation, amortization, and depletion	33,126	—	31,426	113
EBITDA	$41,356	$(181)	$61,067	$70,523

The following table reconciles net income (loss) to EBITDA for Boise Inc. for the year ended December 31, 2008, the period of February 1 (inception) through December 31, 2007, for the Predecessor period of January 1 through February 21, 2008, and the year ended December 31, 2007 (unaudited, in thousands):

	Boise Inc.		Predecessor
		February 1
	Year	(Inception)	January 1	Year
	Ended	through	through	Ended
	December 31,	December 31,	February 21,	December 31,
	2008	2007	2008	2007

Net income (loss)	$(45,523)	$5,492	$22,786	$159,591
Change in fair value of interest rate derivatives	479	—	—	—
Interest expense	91,220	6	2	—
Interest income	(2,246)	(10,422)	(161)	(697)
Income tax provision (benefit)	(8,772)	4,590	563	2,767
Depreciation, amortization, and depletion	109,988	—	477	84,649
EBITDA	$145,146	$(334)	$23,667	$246,310

The following table reconciles EBITDA to EBITDA excluding special items for Boise Inc. for the three months and year ended December 31, 2008, and the three months ended September 30, 2008. The table also reconciles the Predecessor period of January 1 through February 21, 2008, the Predecessor three months and year ended December 31, 2007, and the combined year ended December 31, 2008 (unaudited, in thousands):

	Boise Inc.	Predecessor	Boise Inc.	Boise Inc.	Predecessor	Combined	Predecessor
	Three	Three	Three
	Months	Months	Months	Year	January	Year	Year
	Ended	Ended	Ended	Ended	through	Ended	Ended
	December 31,	December 31,	September 30,	December 31,	February 21,	December 31,	December 31,
	2008	2007	2008	2008	2008	2008	2007

EBITDA	$41,356	$70,523	$61,067	$145,146	$23,667	$168,813	$246,310
St. Helens mill restructuring (a)	37,568	—	—	37,568	—	37,568	—
Impact of energy hedges	(26)	58	11,341	7,445	(37)	7,408	8,698
Hurricane losses	—	—	5,482	5,482	—	5,482	—
Gain on changes in supplemental pension plans	(2,914)	—	—	(2,914)	—	(2,914)	—
Gain on changes in retiree healthcare plans	—	—	—	—	—	—	(4,367)
Inventory purchase accounting expense	—	—	—	10,259	—	10,259	—
Impact of DeRidder outage	—	—	—	19,776	732	20,508	—
Wallula start-up	—	—	—	—	—	—	4,066
EBITDA excluding special items	$75,984	$70,581	$77,890	$222,762	$24,362	$247,124	$254,707

(a)                      In November 2008, we announced the restructuring of our St. Helens, Oregon, paper mill. Of the $37.6 million restructuring charge, $29.8 million is included in “St. Helens mill restructuring” and $7.8 million related to inventory write-downs is included in “Materials, labor, and other operating expenses.”

The following table reconciles total debt to net debt and net covenant debt at December 31, 2008, and September 30, 2008 (unaudited, in thousands):

	Boise Inc.
	December 31,	September 30,
	2008	2008

Current Portion of long-term debt	$25,822	$14,125
Long-term debt, less current portion and notes payable	1,011,628	1,031,075
Notes payable	66,606	64,083
Total debt	1,104,056	1,109,283
Less cash and cash equivalents	(22,518)	(27,128)
Net debt	1,081,538	1,082,155
Less notes payable	(66,606)	(64,083)
Net covenant debt	$1,014,932	$1,018,072